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                                                                    Exhibit 99.2

                           SPLITROCK SERVICES, INC.

                                REVOCABLE PROXY

     The undersigned, revoking all previous proxies, hereby appoints Kwok Li and William R. Wilson, with full power of substitution, to vote all shares of Common Stock of Splitrock Services, Inc., held of record by the undersigned on February 8, 2000 which the undersigned would be entitled to vote if present at the Special Meeting of Stockholders to be held on March 30, 2000, at 9:00 a.m., local time, or any adjournment or postponement thereof.

           THE BOARD OF DIRECTORS RECOMMENTS A VOTE "FOR" PROPOSAL 1.

1. Proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger by and among McLeodUSA Incorporated, Southside Acquisition Corporation, Splitrock Services, Inc., Splitrock Holdings, Inc. and Splitrock Merger Sub, Inc., dated as of February 11, 2000.

     [ ]  FOR                 [ ]  AGAINST                      [ ]  ABSTAIN

PLEASE SIGN THE REVERSE SIDE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.
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                              (Back of Proxy Card)

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and when properly executed, will be voted as directed herein. If no direction is indicated, this proxy will be voted FOR such proposal in the discretion of the proxyholders.



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Signature of Stockholder
or Authorized Representative


Dated:             , 2000
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Please sign exactly as your name appears below.  If
shares are held by joint tenants, both should sign.
When signing as an attorney, executor, administrator, trustee or guardian, please list full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.